EXHIBIT 10.4


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                                 PROMISSORY NOTE
                                  (Commercial)

U.S. $81,977.67                                                  March 30, 2016


      FOR VALUE RECEIVED, United Cannabis Corporation. ("Borrower") promises to pay to Slainte Ventures LLC or order, ("Note Holder") the principal sum of $81,977.67 U.S. Dollars, with interest on the unpaid principal balance from the date of this Note until paid, at the rate of 12% per annum. Interest shall be paid at maturity.

      This Note, together with all accrued but unpaid interest, shall be due and payable on December 30, 2016.

      Principal and interest shall be payable at 227 West Monroe, Suite 5045, Chicago, Illinois 60606, or such other place as the Note Holder may designate.

      Borrower may prepay this Note, in whole or in part, at any time. If this
Note is repaid on or before September 30, 2016, the principal amount which is being repaid will increase by 10%. If the Note is repaid after September 30, 2016, the principal amount which is being repaid will increase by 15%. The amount of the principal increase may be paid with shares of the Borrower's common stock. The number of shares to be issued for such purpose will be determined by dividing the average closing price of the Borrower's common stock (which in no case can be greater than $0.45) for the ten trading days preceding the prepayment date. To repay the Note, the Borrower must give written notice to the Note Holder. The date the repayment notice is received by the Note Holder is the repayment date.

      If this Note is not paid when due, then at any time on or before January 10, 2017 the Note Holder may convert the outstanding principal and interest on this Note into shares of the Borrower's common stock. The number of shares to be issued on conversion will be determined by dividing the average closing price of the Borrower's common stock for the ten trading days preceding the conversion date by the outstanding principal and interest on the Note on the conversion date. To convert the Note, the Note Holder must give written notice to the Borrower on or before January 10, 2017. The date the conversion notice is received by the Borrower is the conversion date. Notwithstanding the above, the conversion price may not be greater than $0.45.

      If this Note is not paid when due, the Note Holder shall be entitled to collect all reasonable costs and expense of collection and/or suit, including, but not limited to, reasonable attorneys' fees.




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      Payments received for application to this Note shall be applied first to the payment of costs and expense of collection and/or suit, if any, second to the payment of accrued interest specified above, and the balance applied in reduction of the principal amount hereof.

                                    UNITED CANNABIS CORPORATION


                                    By: /s/ Chad Ruby
                                        --------------------------------

                                          Chad Ruby, COO



                                    SLAINTE VENTURES LLC


                                    By: /s/ Paul Purcell
                                        --------------------------------------

                                          Paul Purcell